[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


                                              Contact:     Katharina Manok
                                                             Gunther Braun
                                                               ROFIN-SINAR
                                                              734-416-0206
                                                                 - or -
                                                     011-49-40-733-63-4256

            ROFIN-SINAR REPORTS RESULTS FOR THE SECOND QUARTER
                           OF FISCAL YEAR 2013

Plymouth, MI / Hamburg, Germany, May 2, 2013 -- ROFIN-SINAR
Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its second fiscal quarter and six months ended March 31, 2013.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)



                     Three months ended             Six months ended
                    3/31/13   3/31/12    % Change   3/31/13  3/31/12  % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $131,146  $129,434   +   1 %   $273,379  $261,004  +   5 %
Net income          $  7,360  $  8,033   -   8 %   $ 16,258  $ 16,110  +   1 %
Earnings per share
  "Diluted" basis   $   0.26  $   0.28   -   7 %   $   0.57  $   0.56  +   2 %


* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.4 million and 28.8 million for each of the fiscal quarters and 28.3 million and 28.8 million for the six-month periods ending March 31, 2013 and 2012, respectively.

"During the second quarter we experienced significantly higher sales in our MACRO product lines, mainly driven by the machine tool industry, while our MICRO & MARKING business declined as expected, triggered by weaker sales to the electronics and semiconductor industries. Due to the timing of revenue recognition, we achieved an overall result that was in line with the lower end of our guidance for the second quarter", commented Gunther Braun, CEO and President of RSTI. "On a geographical basis, North American and Asian order entry softened compared to the second quarter last year, while European order entry reached its highest level since the third quarter of 2011. We expect a stable environment for laser material processing even when global business conditions are taken into consideration."






(page)
FINANCIAL REVIEW

- Second Quarter -
Net sales totaled $131.1 million for the second quarter ended March 31, 2013, a 1% increase over the comparable quarter of fiscal year 2012. Gross profit totaled $46.8 million, or 36% of net sales, compared to $48.8 million, or 38% of net sales, in the same period of fiscal year 2012. RSTI net income amounted to $7.4 million, compared to $8.0 million in the second quarter last fiscal year, and represented 6% of net sales in both periods. The diluted per share calculation equaled $0.26 for the quarter based upon
28.4 million weighted-average common shares outstanding, compared to the diluted per share calculation of $0.28 based upon 28.8 million weighted-average common shares outstanding for the same period last fiscal year.

SG&A expenses in the amount of $25.9 million represented 20% of net sales and decreased by $0.5 million compared to last fiscal year's second quarter. Net R&D expenses increased by $1.5 million to $11.6 million (9% of net sales), compared to $10.1 million (8% of net sales) in the second quarter of fiscal year 2012.

Sales of laser products for macro applications increased by 9% to $55.6 million and accounted for 42% of total sales. Sales of lasers for marking and micro applications decreased by 5% to $59.1 million and represented 45% of total sales. Sales of components increased by 2% to $16.4 million and represented 13% of total sales.

On a geographical basis, revenues increased in North America by 3%, totaling $28.9 million, and by 8% in Asia, to $44.8 million, whereas net sales in Europe decreased by 4% to $57.4 million during the second quarter of fiscal year 2013.

- Six Months -
For the six months ended March 31, 2013, net sales totaled $273.4 million, an increase of $12.4 million, or 5%, over the comparable period in 2012. The fluctuation of the US dollar, mainly against the Euro, resulted in a decrease in net sales of $2.8 million for the six month period. Gross profit for the period was $97.0 million, $1.2 million higher than in the same period in 2012. RSTI net income for the six month period ended March 31, 2013, totaled $16.3 million. The diluted per share calculation equaled $0.57 for the six month period based upon 28.3 million weighted-average common shares outstanding.

Net sales of lasers for macro applications increased by $6.7 million, or 7%, to $104.0 million, while net sales of lasers for marking and micro applications increased by $1.2 million, or 1%, to $136.1 million. Component sales of $33.3 million represented an increase of $4.5 million, or 16%, versus the comparable period in fiscal year 2012.

On a geographical basis, net sales increased in North America in the first six months by 1% and totaled $55.5 million (2012: $54.9 million), and by 15% in Asia to $100.0 million (2012: $86.8 million), whereas revenues in Europe decreased by 1% to $117.9 million (2012: $119.3 million).


- Backlog -
Order entry for the quarter of $138.3 million was level with the second quarter of fiscal year 2012 and resulted in a backlog of $149.2 million as of March 31, 2013, mainly for laser products. For the second quarter ROFIN reached a book-to-bill ratio of 1.05.



(page)

- Outlook -

For the third quarter ending June 30, 2013, the Company expects revenues to be in the range of $132 million to $137 million and earnings per share to be in the range of $0.26 to $0.28. Actual results may differ from this forecast and are subject to the safe harbor statement discussed in more detail below.

With over 35 years of experience, ROFIN-SINAR Technologies is a leading developer, designer and manufacturer of lasers and laser-based system solutions for industrial material processing applications. The Company focuses on developing key innovative technologies and advanced production methods for a wide variety of industrial applications based on a broad scope of technologies. The product portfolio ranges from single laser-beam sources to highly complex systems, covering all of the key laser technologies such as CO2 lasers, fiber, solid-state and diode lasers, and the entire power spectrum, from single-digit watts up to multi-kilowatts, as well as a comprehensive spectrum of wavelengths and an extensive range of laser components. ROFIN-SINAR Technologies has its operational headquarters in Plymouth, Michigan, and Hamburg, Germany and maintains production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore, and China. ROFIN currently has more than 45,000 laser units installed worldwide and serves more than 4,000 customers. The Company's shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on ROFIN-SINAR's home page: www.rofin.com.

A conference call is scheduled for 11:00 AM Eastern, today, Thursday, May 2, 2013. This call is also being broadcast live over the internet in listen-only mode. The recording will be available on the Company's home page for approximately 90 days. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. For more information, please contact Bryan Degnan at King Worldwide in New York at +1-212-889-4350 or Miles Chapman at King Worldwide in London at +44(0) 207 614 2900.


                              (Tables to follow)





















(page)
                  ROFIN-SINAR TECHNOLOGIES INC.
               CONSOLIDATED STATEMENTS OF EARNINGS
             (in thousands, except per share data)

                                    Three months            Six months
                                       Ended                  Ended
                                    (unaudited)            (unaudited)
                               ----------------------  ----------------------
                                 3/31/13     3/31/12    3/31/13     3/31/12
                               ----------  ----------  ----------  ----------
-Macro                         $  55,586   $  50,910   $ 104,028   $  97,265
-Marking/Micro                    59,089      62,346     136,075     134,921
-Components                       16,471      16,178      33,276      28,818
                               ----------  ----------  ----------  ----------
Net sales                        131,146     129,434     273,379     261,004
Costs of goods sold               84,334      80,596     176,421     165,221
                               ----------  ----------  ----------  ----------
Gross profit                      46,812      48,838      96,958      95,783

Selling, general, and
  administrative expenses         25,858      26,384      51,051      51,102
Intangibles amortization             626         536       1,255       1,137
Research and development expenses 11,634      10,102      22,585      20,625
                               ----------  ----------  ----------  ----------
  Income from operations           8,694      11,816      22,067      22,919

Other income (expense)             1,507         478       1,095       1,569
                               ----------  ----------  ----------  ----------
  Income before income tax        10,201      12,294      23,162      24,488

Income tax expense                 2,867       4,078       6,843       8,036
                               ----------  ----------  ----------  ----------
  Net Income                       7,334       8,216      16,319      16,452

Net income (loss) attributable
    to non-controlling interest    (  26)        183          61         342
                               ----------  ----------  ----------  ----------
Net income attributable
      to RSTI                   $  7,360       8,033      16,258      16,110
                               ==========  ==========  ==========  ==========

Net income attributable to RSTI per share
  * "diluted" basis             $   0.26     $  0.28      $  0.57    $  0.56
 ** "basic" basis               $   0.26     $  0.28      $  0.58    $  0.56


* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.4 million and 28.8 million for the fiscal quarters and 28.3 million and 28.8 million for the six month periods ending March 31, 2013 and 2012, respectively.

** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.2 million and 28.5 million for each of the fiscal quarters and 28.1 million and 28.5 million for the six month periods ending March 31, 2013 and 2012, respectively.






(page)
                       ROFIN-SINAR TECHNOLOGIES INC.
                       CONSOLIDATED BALANCE SHEETS
                          (dollars in thousands)

                                                     3/31/13       9/30/12
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 110,820      $ 101,163
  Trade accounts receivable, net                     103,502        107,935
  Inventories net                                    201,314        202,188
  Other current assets                                27,862         28,236
                                                   -----------    ----------
    Total current assets                             443,498        439,522
                                                   -----------    ----------
  Net property and equipment                          82,098         80,001
  Other non-current assets                           130,604        133,009
                                                   -----------    ----------
    Total non-current assets                         212,702        213,010
                                                   -----------    ----------
    Total assets                                   $ 656,200      $ 652,532
                                                   ===========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $   9,414      $  16,883
  Accounts payable, trade                             26,760         26,644
  Other current liabilities                           76,464         77,168
                                                   -----------     ---------
    Total current liabilities                        112,638        120,695
  Long-term debt                                       4,825          5,662
  Other non-current liabilities                       32,459         32,256
                                                   -----------     ---------
    Total liabilities                                149,922        158,613
    Net stockholders' equity                         506,278        493,919
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 656,200      $ 652,532
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as "we expect a stable environment for laser material processing even when global business conditions are taken into consideration" or "for the third quarter ending June 30, 2013, the Company expects revenues to be in the range of $132 million to $137 million and earnings per share to be in the range of $0.26 to $0.28" is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on Form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.